Exhibit 23.8

CONSENT OF DOUGLAS L. BEAHM

I consent to the use of my name, or any quotation from, or factual summarization of, Sections 11 and 12 and my contributions to Sections 1, 2, 14 and Sections 23-27 of the technical report summary entitled “Technical Report Summary for the Alta Mesa Uranium Project, Brooks and Jim Hogg Counties, Texas, USA”; and Sections 3, 14-16 and 22-27 and my contributions to Sections 1, 2 and 21 of the Preliminary Feasibility Study entitled “Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA,” each dated December 31, 2021, prepared by me, included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2021 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-253666 and 333-226878), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654 and 333-254559), and any amendments or supplements thereto.

I further consent to the filing of the technical report summary and preliminary feasibility study as exhibits to the 10-K.

/s/ Douglas L. Beahm
Douglas L. Beahm, P.E., P.G.

Date: March 15, 2022